UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 11, 2015
Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-54627	27-5466079
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 NW Point Boulevard Elk Grove Village, IL (Address of principal executive offices)	60007 (Zip Code)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
[   ]   Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01 Entry into a Material Definitive Agreement.
See Item 2.03 below.
Item 1.02. Termination of Material Definitive Agreement.
See Item 2.03 below.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 9, 2015, American Insurance Acquisition Inc. (“American Acquisition”), a subsidiary of Atlas Financial Holdings, Inc. (the “Corporation”), entered into a loan and security agreement (“Loan Agreement”) for a $35 million loan facility with Fifth Third Bank. The Loan Agreement includes a $30 million line of credit which can be drawn in increments at any time during the first twelve months of the agreement effective date of March 9, 2015. The $30 million line of credit has a five-year term and bears interest at one-month LIBOR plus 4.5%, which presently equals approximately 4.68% per annum. The Loan Agreement also includes a $5 million revolving line of credit that bears interest at one month LIBOR plus 2.75%, which presently equals 2.93% per annum. This $5 million revolving line of credit replaces the $10 million revolving line of credit American Acquisition previously had in place with Fifth Third Bank.
The Loan Agreement also provides for the issuance of letters of credit in an amount up to $2 million outstanding at any time. In addition, there is a non-utilization fee for each of the $30 million line of credit and $10 million revolving line of credit equal to 0.50% per annum of an amount equal to $30 million and $5 million, respectively, less the daily average of the aggregate principal amount outstanding under such credit lines (plus, in the case of the $30 million line of credit, the aggregate amount of the letter of credit obligations outstanding).
The Loan Agreement requires American Acquisition to comply with customary affirmative and negative covenants, including those governing indebtedness, liens, investments, sales of assets, issuance of securities, and distributions. The Loan Agreement also requires American Acquisition to make mandatory prepayments under certain conditions, and to comply with certain financial covenants, including the Operating Subsidiaries (defined below) maintaining a combined statutory net worth in an amount not less than $60 million (subject to adjustment) and maintaining a minimum funded debt to EBITDA ratio. The $35 million loan facility is secured by substantially all of the property of American Acquisition, including all of the outstanding shares of American Country Insurance Corporation, American Service Insurance Company, Inc., and Gateway Insurance Company, which are wholly-owned direct or indirect subsidiaries of American Acquisition (the “Operating Subsidiaries”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Financial Holdings, Inc.

Date: March 11, 2015        By:    /s/ Paul Romano
                 Name:    Paul Romano
Title:Vice President and Chief Financial Officer